As filed with the Securities and Exchange Commission on March 18, 2022.
Registration No. 333-261922

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Vacasa, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	87-1995316 (IRS Employer Identification Number)
850 NW 13th Avenue
Portland, OR 97209
Telephone: (503) 345-9399
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Roberts
Chief Executive Officer
Vacasa, Inc.
850 NW 13th Avenue
Portland, OR 97209
Telephone: (503) 345-9399
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Justin G. Hamill, Esq.
Marc D. Jaffe, Esq.
Benjamin J. Cohen, Esq.
Lindsey A. Mills, Esq.
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
(202) 906-1200

Approximate date of commencement of proposed offer to the public: From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (File No. 333-261922)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), Vacasa, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the Registrant’s Registration Statement on Form S-1 (File No. 333-261922) (as amended, the “Registration Statement”), which the Registrant initially filed with the Securities and Exchange Commission (the “Commission”) on December 28, 2021, and which the Commission declared effective on December 30, 2021. This Amendment is being filed for the sole purpose of filing the consent of KPMG LLP with respect to its report, dated March 18, 2022, relating to the financial statements of the Registrant contained in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, which report and financial statements are included in Prospectus Supplement No. 2 to the Registration Statement, dated March 18, 2022, filed by the Registrant pursuant to Rule 424(b)(3) under the Securities Act. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits.

Exhibit No.	Description

23.1	Consent of KPMG LLP (with respect to the audited financial statements of Vacasa, Inc.).

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on March 18, 2022.

Vacasa, Inc.

By:	/s/ Matthew Roberts
Name: Matthew Roberts
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities indicated on March 18, 2022.

Signature	Title

/s/ Matthew Roberts	Chief Executive Officer
Matthew Roberts	(Principal Executive Officer) and Director

/s/ Jamie Cohen	Chief Financial Officer
Jamie Cohen	(Principal Financial and Accounting Officer)

*
Joerg Adams	Director

*
Ryan Bone	Director

*
Eric Breon	Director

*
Chad Cohen	Director

*
Benjamin Levin	Director

*
Barbara Messing	Director

*
Jeffery Parks	Director

*
Karl Peterson	Director

*
Chris Terrill	Director

*By:	/s/ Matthew Roberts
Matthew Roberts
Attorney-in-Fact